Exhibit 4.3

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE WARRANT EXCEPT AS HEREIN PROVIDED AND FURTHER AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT FOR A PERIOD OF ONE HUNDRED EIGHTY DAYS FOLLOWING [●], 2023 (THE “EFFECTIVE DATE”) TO ANYONE OTHER THAN (I) BOUSTEAD SECURITIES, LLC OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING FOR WHICH THIS PURCHASE WARRANT WAS ISSUED TO THE UNDERWRITER AS CONSIDERATION (THE “OFFERING”), OR (II) A BONA FIDE OFFICER OR PARTNER OF BOUSTEAD SECURITIES, LLC.

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO [●], 2023 (THE DATE OF ISSUANCE) AND WILL BECOME VOID AFTER 5:00 P.M., EASTERN TIME, [●], 2028 (THE DATE THAT IS FIVE YEARS FROM THE COMMENCEMENT OF SALES OF SHARES IN THE OFFERING).

WARRANT TO PURCHASE AMERICAN DEPOSITARY SHARES

For the Purchase of

[●] Shares of American Depositary Shares

Representing [●] Common Shares

of

Pixie Dust Technologies, Inc

1. Purchase Warrant. THIS CERTIFIES THAT, pursuant to that certain underwriting agreement, dated [_____], 2023, between Pixie Dust Technologies, Inc., a joint stock corporation with limited liability organized under the laws of Japan (the “Company”) and Boustead Securities, LLC (the “Underwriting Agreement”), [    ] (in such capacity with its permitted successors and assigns, “Holder”), as registered owner of this Purchase Warrant, Holder is entitled, at any time or from time to time beginning [●], 2023 (the “Issue Date”), and at or before 5:00 p.m., Eastern time, [●], 20281 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] American Depositary Shares (the “Shares”), each Share representing one (1) common share of the Company, subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions in New York or Japan are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing from the Issue Date and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $[●] per Share2; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

[1]	[To be five years from the commencement of sales of this offering.]
[2]	[An initial exercise price equal to 125% of the price per Share sold in the Offering.]

2. Exercise. In order to exercise this Purchase Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire. Each exercise hereof shall be irrevocable.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of one hundred eighty (180) days following the Effective Date: (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant to anyone other than: (i) Boustead Securities LLC (“Boustead”) or an underwriter, placement agent, or a selected dealer participating in the Offering, or (ii) a bona fide officer or partner of Boustead or of any such underwriter, placement agent or selected dealer, in each case in accordance with FINRA Conduct Rule 5110(e)(1), or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). After 180 days after the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) business days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. The securities evidenced by this Purchase Warrant shall not be transferred unless and until: (i) if the Company has received the opinion of counsel for the Company that the securities may be transferred pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws and Japanese laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to the offer and sale of such securities has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities laws and Japanese laws has been established.

4. Piggyback Registration Rights.

4.1 Grant of Right. To the extent the Company does not maintain an effective registration statement for the Shares, whenever the Company proposes to register any securities under the Act (other than (i) a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Act is applicable, or (ii) a registration statement on Form F-4, F-8 or any successor form thereto or another form not available for registering the Shares issuable upon exercise of this Purchase Warrant for sale to the public, whether for its own account or for the account of one or more stockholders of the Company (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to the filing of such registration statement) to the Holder of the Company’s intention to effect such a registration and, subject to the remaining provisions of this Section 4.1, shall include in such registration such number of Shares underlying this Purchase Warrant (the “Registrable Securities”) that the Holders have (within ten (10) business days of the respective Holder’s receipt of such notice) requested in writing (including such number) to be included within such registration. If a Piggyback Registration is an underwritten offering and the managing underwriter advises the Company that it has determined in good faith that marketing factors require a limit on the number of securities to be included in such registration, including all Shares issuable upon exercise of this Purchase Warrant (if the Holder has elected to include such Shares in such Piggyback Registration) and all other Shares proposed to be included in such underwritten offering, the Company shall include in such registration (i) first, the number of securities that the Company proposes to sell and (ii) second, the number of securities, if any, requested to be included therein by selling stockholders (including the Holder) allocated pro rata among all such persons on the basis of the number of securities then owned by each such person. If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering. Notwithstanding anything to the contrary, the obligations of the Company pursuant to this Section 4.1 shall terminate on the earlier of (i) the fifth anniversary of the Effective Date and (ii) the date that Rule 144 would allow the Holder to sell its Registrable Securities during any ninety (90) day period.

4.2 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other out-of-pocket expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify Boustead contained in the Underwriting Agreement. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in the Underwriting Agreement pursuant to which Boustead has agreed to indemnify the Company.

4.3 Exercise of Purchase Warrants. Nothing contained in this Purchase Warrant shall be construed as requiring the Holder(s) to exercise their Purchase Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.4 Documents Delivered to Holders. If requested, the Company shall deliver promptly to each Holder participating in a Piggyback Registration copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times, during normal business hours, as any such Holder shall reasonably request.

4.5 Underwriting Agreement. The Holders shall be parties to any underwriting agreement relating to a Piggyback Registration in which such holders participate. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their Shares and the amount and nature of their ownership thereof and their intended methods of distribution.

4.6 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in a Piggyback Registration shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

4.7 Damages. Should the Company fail to comply with the provisions under this Section 4, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

5. New Purchase Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereto, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, determined in the sole discretion of the Company, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Shares, and the Exercise Price shall be proportionately decreased.

6.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding Shares, and the Exercise Price shall be proportionately increased.

6.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation or merger of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Warrants initially issued. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Issue Date or the computation thereof.

6.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation or merger of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation or merger which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation or merger, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section shall similarly apply to successive consolidations or share reconstructions or amalgamations or mergers.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

7. Reservation. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Purchase Warrants, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Warrants and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall deliver to each Holder a copy of each notice relating to such events given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made when hand delivered, mailed by express mail or private courier service, or emailed (with evidence of transmission by the transmitting device): (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Boustead Securities, LLC

6 Venture, Suite 395

Irvine, CA 92618

Attention: Keith Moore, Chief Executive Officer

Email:

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

2206-19 Jardine House

1 Connaught Place

Central, Hong Kong SAR

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

If to the Company:

Pixie Dust Technologies, Inc.

2-20-5 Kanda Misaki-cho, Chiyoda-ku

Tokyo, 101-0061, Japan

Attention: Yoshiyuki Sekine, Chief Financial Officer

Email:

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA 90067

Attention: Barbara A. Jones, Esq.

Email: Barbara.Jones@gtlaw.com

Greenberg Traurig Tokyo Law Offices

Meiji Yasuda Seimei Building, 21F

2-1-1 Marunouchi, Chiyoda-ku

Tokyo 100-0005, Japan

Attention: Koji Ishikawa

Email: ishikawak@gtlaw.com

9. Miscellaneous.

9.1 Amendments. The Company and Boustead may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Boustead may deem necessary or desirable and that the Company and Boustead deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by (i) the Company and (ii) the Holder(s) of Purchase Warrants then-exercisable for at least a majority of the Shares then-exercisable pursuant to all then-outstanding Purchase Warrants.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior or other agreements and understandings of the parties, oral and written, with respect to the subject matter hereof, including but not limited to, any acquisition rights agreement that may be entered into between the Company and the Holder relating to the securities being issued hereunder.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase

Warrant shall be brought and enforced in the New York Supreme Court, County of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Purchase Warrant or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Warrant, Holder agrees that, at any time prior to the complete exercise of this Purchase Warrant by Holder, if the Company and Boustead enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.8 Stock Acquisition Rights. The Holder acknowledges that under the Companies Act of Japan (Act No. 86 of 2005), warrants (i.e., stock acquisition rights) are statutorily defined rights, and the terms and conditions set forth in Exhibit A (the “Stock Acquisition Rights Terms”) constitute such statutory rights for the Purchase Warrant. The terms of the Purchase Warrant herein are subject to the Stock Acquisition Rights Terms, which shall govern in the event of any ambiguities, conflicts or inconsistencies between the terms hereof and the terms set forth in the Stock Acquisition Rights Terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the [●] day of [●], 2023.

Pixie Dust Technologies, Inc.

By:
Name:
Title:

[Form to be used to exercise Purchase Warrant]

Date: __________, 20___

The undersigned hereby elects irrevocably to exercise the Purchase Warrant for ______ American Depositary Shares (the “Shares”), each share representing [●] common share[s] of the Company, and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Purchase Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchase Warrant representing the number of Shares for which this Purchase Warrant has not been exercised.

Signature

Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

[Form to be used to assign Purchase Warrant]

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Warrant):

FOR VALUE RECEIVED, __________________ does hereby sell, assign and transfer unto the right to purchase Shares of Pixie Dust Technologies, Inc., a joint stock corporation with limited liability organized under the laws of Japan (the “Company”), evidenced by the Purchase Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: __________, 20__

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

Exhibit A

TERMS AND CONDITIONS

Pixie Dust Technologies, Inc. (“Company”)

Series [         ] Stock Acquisition Rights

1. Name of Stock Acquisition Rights	Series [ ] Stock Acquisition Rights (hereinafter referred to as the “Stock Acquisition Rights”)

2. Aggregate Number of Stock Acquisition Rights	[ ] Units[1]

3. Class and Number of Shares to be Issued or Transferred upon Exercise of Stock Acquisition Rights	The class of shares to be issued or transferred upon exercise of the Stock Acquisition Rights shall be common shares of the Company (hereinafter referred to as the “Common Share”), and the number of Common Shares to be issued or transferred upon exercise of each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be one (1) Common Share, as may be adjusted pursuant to the terms and conditions set forth below.

4. Adjustment of Number of Granted Shares

(1)   In the event that the Company conducts a stock split (including free distribution of shares (kabushiki-musho-wariate)) or consolidation of the Common Shares, the Number of Granted Shares shall be adjusted in accordance with the following formula:

	Number of Granted Shares after adjustment	=	Number of Granted Shares before adjustment	x	Ratio of split or consolidation

(2)   In the event that the Company conducts, after the Allotment Date, a merger, company split, share exchange (kabushiki-kokan), share transfer (kabushiki-iten), or any other similar instance where an adjustment of the Number of Granted Shares is appropriate, an appropriate adjustment shall be made by the Company.

(3)   An adjustment to the Number of Granted Shares under the immediately preceding item shall be made only with respect to the Number of Granted Shares for the Stock Acquisition Rights which have not been exercised at the time of the adjustment.

(4)   When the Number of Granted Shares is adjusted, the Company shall give notice of necessary matters to each holder of the Stock Acquisition Rights registered in the register of Stock Acquisition Rights (hereinafter referred to as the “Stock Option Holder”), no later than the day immediately preceding the effective date of the Number of Granted Shares after adjustment; provided, however, that if the Company is unable to give such notice no later than the day immediately preceding such effective date, the Company shall promptly give such notice on or after such effective date.

5. Payment in Exchange for Stock Acquisition Rights	USD [ ] per one (1) Stock Acquisition Right.

[1]	A number of ADSs equal to 3% of the number of the Firm Shares and Option Shares

6. Allotment Date of Stock Acquisition Rights	[ ], 2023

7. Amount of Assets to be Contributed upon Exercise of Stock Acquisition Rights	The amount of the assets to be contributed upon exercise of the Stock Acquisition Rights shall be the amount obtained by multiplying the amount to be paid in per share to be issued or transferred upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Exercise Price”) by the Number of Granted Shares. The Exercise Price is USD [ ][2].

8. Adjustment of Exercise Price

(1)   In the event that the Company conducts, after the Allotment Date, any of the events set forth in (i) or (ii) below, the Exercise Price shall be adjusted according to each of the following formula or method, and any fraction less than one (1) yen arising therefrom shall be rounded up to the nearest one (1) yen.

(i) In case of stock split (including free distribution of shares (musho-wariate)) or consolidation of the Common Shares:

	Exercise Price after adjustment	=	Exercise Price before adjustment	×	1 Ratio of split or consolidation

(ii)  In the event that the Company conducts, after the Allotment Date, a merger, company split, share exchange, share transfer, or any other similar instance where an adjustment of the Exercise Price is appropriate, an appropriate adjustment may be made by the Company.

(2)   When the Exercise Price is adjusted, the Company shall give notice of necessary matters to each Stock Option Holder, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Company is unable to give such notice no later than the day immediately preceding such effective date, the Company shall promptly give such notice on or after such effective date.

9. Period during which Stock Acquisition Rights May be Exercised	From and including [ ], up to and including [ ][3]. If the last day of such period falls on a day other than a business day, the next business day shall be the last day of such period.

10. Conditions for Exercise of Stock Acquisition Rights	N/A

11. Handling of Fraction upon Exercise of the Stock Acquisition Rights:	In the case where the number of shares to be issued or transferred to the Stock Option Holder who exercised the Stock Acquisition Rights includes any fraction less than one (1) share, such fraction shall be rounded down.

12. Matters concerning Amount of Capital and Additional Paid-in Capital Increased by Issuance of Shares upon Exercise of Stock Acquisition Rights

(1)   The amount of capital increased by the issue of the shares upon exercise of the Stock Acquisition Rights shall be the amount obtained by multiplying the maximum limit of capital increase, as calculated in accordance with the provisions of Paragraph 1, Article 17 of the Company Accounting Regulations, by 0.5, and any fraction less than one (1) yen arising as a result of such calculation shall be rounded up to the nearest one (1) yen.

(2)   The amount of additional paid-in capital increased by the issue of the shares upon exercise of the Stock Acquisition Rights shall be the amount obtained by deducting the capital to be increased, as provided in (1) above, from the maximum limit of capital increase, as also provided in (1) above.

[2]	Exercise Price will be the offering price * 125%
[3]	Exercisable for five (5) years from the commencement of sales of the IPO

13. Corporate Reorganization

In the event where the Company engages in any merger (limited to cases where the Company is to be a dissolving company), absorption-type company split or incorporation-type company split (limited to cases where the Company is to be a splitting company), or an share exchange or share transfer (limited to cases where the Company is to be a wholly-owned subsidiary) (collectively hereinafter referred to as the “Restructuring Actions”), each Stock Option Holder who holds the remaining Stock Acquisition Rights at the time the Restructuring Actions take effect (hereinafter referred to as the “Remaining Stock Acquisition Rights”) shall be granted the stock acquisition rights of the relevant stock companies prescribed in Items (i) through (v) of Article 236, Paragraph 1, Item 8 of the Companies Act of Japan (hereinafter referred to as the “Reorganized Company”). However, the new stock acquisition rights shall be granted, only if provisions for granting them in accordance with the following conditions are included in a merger agreement, a company split plan, a share exchange agreement, or a share transfer plan.

(i) Number of stock acquisition rights of the Reorganized Company to be issued or transferred:

     The same number of stock acquisition rights as the Remaining Stock Acquisition Rights which the Stock Option Holder has at the time the Restructuring Actions take effect.

(ii)  Class of shares of the Reorganized Company to be issued or transferred upon Exercise of the stock acquisition rights:

     common shares of the Reorganized Company.

(iii)  Number of common shares of the Reorganized Company to be issued or transferred upon exercise of the stock acquisition rights:

     The number of shares shall be determined in accordance with 3. (Class and Number of Shares to be Issued or Transferred upon Exercise of Stock Acquisition Rights) and 4. (Adjustment of Number of Granted Shares) above, after taking into consideration the conditions or other factors concerning the Restructuring Actions.

(iv) Amount of assets to be contributed upon exercise of the stock acquisition rights:

     The amount of the assets to be contributed upon exercise of the stock acquisition rights shall be determined in accordance with 7. (Amount of Assets to be Contributed upon Exercise of Stock Acquisition Rights) and 8. (Adjustment of Exercise Price) above after taking into consideration the conditions and other factors concerning the Restructuring Actions.

(v)   Period during which stock acquisition rights may be exercised:

     The exercise period shall begin on either the first day of the exercise period for the Stock Acquisition Rights stipulated in 9. above, or on the day that the Restructuring Actions take effect, whichever is later, and shall continue to the final day of the exercise period for the Stock Acquisition Rights stipulated in 9. above.

(vi) Matters concerning amount of capital and additional paid-in capital increased by issuance of shares upon exercise of the stock acquisition rights:

     Such increases shall be determined based on 12. above.

(vii) Conditions for Exercise of Stock Acquisition Rights:

     N/A